GRAHAM & JAMES LLP
                               ------------------

                                  [LETTERHEAD]


                                February 24, 1999




Palatin Technologies, Inc.
214 Carnegie Center, Suite 100
Princeton, New Jersey 08540


           We have acted as counsel for Palatin Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on February 24, 1999, under the Securities Act of 1933, as amended (the "Act"), for registration under the Act of the following securities:

           1. 939,250 shares of common stock, par value $.01 per share (the "Common Stock"), issued as of December 31, 1998 and February 8, 1999 to certain of the selling stockholders ("Selling Stockholders") named in the Registration Statement.

           2. 47,918 shares of Common Stock issued to Edward J. Quilty ("Mr. Quilty") on the exercise of certain stock options on November 11, 1996 and April 11, 1997.

           3. Up to 939,250 shares of Common Stock issuable upon exercise of the Company's Common Stock Warrants ("Common Stock Warrants") issued to certain of the Selling Stockholders in conjunction with their purchase of Common Stock described in paragraph 1 above.

           4. Up to 254,600 shares of Common Stock issuable upon exercise of other outstanding common stock warrants of the Company ("Additional Common Stock


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Warrants") issued to certain of the Selling Stockholders as of December 31,
1998, January 4, 1999 and February 8, 1999.

           As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we advise you that in our opinion:

           1. The 939,250 shares of Common Stock issued to the Selling Stockholders were legally issued, fully paid and non-assessable.

           2. The 47, 918 shares of Common Stock issued to Mr. Quilty were legally issued, fully paid and non-assessable.

           3. Up to 939,250 shares of Common Stock issuable upon exercise of Common Stock Warrants, if and when paid for and issued upon exercise of Common Stock Warrants in accordance with the terms thereof, will be legally issued, fully paid and non-assessable.

           4. Up to 254,600 shares of Common Stock issuable upon exercise of Additional Common Stock Warrants, if and when paid for and issued upon exercise of Additional Common Stock Warrants in accordance with the terms thereof, will be legally issued, fully paid and non-assessable.

           We are members of the Bar of the State of New York, and the opinions expressed herein are limited to questions arising under the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

           We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. Reference is made to the section of the Registration Statement entitled "Legal Matters" for a description of ownership of the Company's securities by certain attorneys of this firm.



                                               Very truly yours,



                                               GRAHAM & JAMES LLP